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                                                                    EXHIBIT 23.3

We have issued our report dated August 31, 1998 except for Notes 3 and 5 as to which the date is October 29, 1998 and for Note 17 as to which the date is April 5, 1999, accompanying the financial statements of Physicians Clinical Laboratory, Inc. contained in the Form S-4 Registration Statement and Prospectus of Unilab Corporation for the registration of 12 3/4% $155,000,000 Senior Subordinated Notes due 2009. We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our names as it appears under the caption "Independent Auditors."


     GRANT THORNTON LLP

     Sacramento, California
     December 30, 1999